SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 29, 2019

by and among

BACTERIN INTERNATIONAL, INC.

and X-SPINE SYSTEMS, INC.

as the Borrower,

The Guarantors Party Hereto,

The Lenders Party Hereto,

and

ROS Acquisition Offshore LP

as the Administrative Agent

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SCHEDULES:

Schedule 2.1	Continuing Loans
Schedule 6.6	Material Adverse Change
Schedule 6.7(a)	Litigation
Schedule 6.7(b)	Labor Controversies
Schedule 6.8	Existing Subsidiaries
Schedule 6.15(a)	Intellectual Property
Schedule 6.15(b)	Intellectual Property Proceedings

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Schedule 6.15(c)	Infringement Notices Sent
Schedule 6.15(e)	Infringement Notices Received
Schedule 6.16	Material Agreements
Schedule 6.18(a)	Regulatory Authorizations
Schedule 6.18(b)	Regulatory Actions
Schedule 6.18(c)	Regulatory Compliance
Schedule 6.18(d)	Organ Transplant Compliance
Schedule 6.19	Transactions with Affiliates
Schedule 6.21	Regulatory Compliance
Schedule 6.23	Deposit and Disbursement Accounts
Schedule 7.7	Use of Proceeds
Schedule 8.2(b)	Existing Indebtedness
Schedule 8.3(b)	Existing Liens
Schedule 8.5(a)	Investments
Schedule 11.2	Notice Information

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 29, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among BACTERIN INTERNATIONAL, INC., a Nevada corporation (“Bacterin”), X-SPINE SYSTEMS, INC., an Ohio corporation (the “Additional Delayed Draw Borrower” and, together with Bacterin, the “Borrower”), ROS Acquisition Offshore LP, a Cayman Islands Exempted Limited Partnership (together with its Affiliates, successors, transferees and assignees, “ROS”), as lender and as “Administrative Agent” for the lenders pursuant to Section 10.1.1 hereof, and ORBIMED ROYALTY OPPORTUNITIES II, LP, a Delaware limited partnership (together with its Affiliates, successors, transferees and assignees, “Royalty Opportunities” and together with ROS, each individually a “Lender” and collectively, the “Lenders”) and, in their capacity as Guarantors, XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (“Holdings”) and XTANT MEDICAL, INC., a Delaware corporation.

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement in order to continue the existing Loans thereunder and provide up to $10,000,000 of Additional Second Delayed Draw Loans hereunder; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to continue Loans under the Existing Credit Agreement, extend the Existing Commitment, make Additional Second Delayed Draw Loans to the Borrower and amend and restate the Existing Credit Agreement in the form hereof;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“2015 Loans” means Loans made by Lenders on the Existing Credit Agreement Restatement Date pursuant to Section 2.1 of the Existing Credit Agreement.

“361 Product” means a human cellular or tissue-based product that meets the criteria under 21 C.F.R. § 1271.10 and is subject to regulation under Section 361 of the Public Health Services Act and 21 C.F.R. Part 1271, but is not regulated under Section 351 of the Public Health Services Act or regulated as drug, biologic, or medical device.

“Additional Delayed Draw Borrower” is defined in the preamble.

“Additional Delayed Draw Closing Date” means the date of the making of each Additional Delayed Draw Loan hereunder.

“Additional Delayed Draw Commitment Amount” means $15,000,000, in the aggregate for all Lenders, allocated $9,574,950 to ROS and $5,425,050 to Royalty Opportunities.

“Additional Delayed Draw Loan” is defined in Section 2.6.

“Additional Second Delayed Draw Closing Date” means the date of the making of each Additional Second Delayed Draw Loan hereunder.

“Additional Second Delayed Draw Commitment Amount” means $10,000,000, in the aggregate for all Lenders, allocated $6,383,300 to ROS and $3,616,700 to Royalty Opportunities.

“Additional Second Delayed Draw Loan” is defined in Section 2.7.

“Administrative Agent” is defined in the Section 10.1.1(a).

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Agreement” is defined in the preamble.

“Applicable Margin” means 14.00%.

“Authorized Officer” means, relative to Holdings, the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lenders pursuant to Section 5.1.1.

“Bacterin” is defined in the preamble.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (i) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA or (iii) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA.

“BLA” means (a) (i) a biologics license application (as defined in the Public Health Services Act, 42 U.S.C. § 262) for authorization to introduce, or deliver for introduction, a biologic product into commerce in the U.S., or any successor application or procedure; and (ii) any similar application or functional equivalent relating to market authorization for biologics applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S.; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Borrower” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, or the Cayman Islands.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, whether now outstanding or issued after the Restatement Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“cGTP” means Current Good Tissue Practices, including the requirements for registration, donor eligibility screening, and the processing and distribution of tissue-based products, as set forth in 21 C.F.R. § 1271 and guidance documents.

“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (other than OrbiMed Advisors LLC and any of its Affiliates) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of Holdings; (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of Holdings shall at any time be occupied by persons who were neither (x) nominated by the board of directors of Holdings nor (y) appointed by directors so nominated; or (iii) Holdings shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower or the Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment” means the Existing Commitment and the Additional Second Delayed Draw Commitment Amount.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C to the Existing Credit Agreement, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Existing Credit Agreement Restatement Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto.

“Consolidated EBITDA” shall mean, for Holdings and its Subsidiaries, for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) solely to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) compensation paid solely in Capital Securities of Holdings that are not Disqualified Capital Securities, (E) non-cash impairment charges, (F) out-of-pocket fees, costs and expenses actually paid in connection with the closing of the transactions contemplated by that certain Restructurings and Exchange Agreement, dated as of January 11, 2018, by and among Holdings, the Lenders and the Consenting Noteholders parties thereto, (G) severance costs or other one-time reduction-in-force compensation expenses paid to employees, (H) expenses associated with the Dayton repurposing and restructuring of the sales organization approved by the Administrative Agent in its sole discretion and (I) all other non-cash charges approved by the Administrative Agent in its sole discretion, determined on a consolidated basis in accordance with GAAP, in each case for such period.

“Consolidated Interest Expense” shall mean, for Holdings and its Subsidiaries, for any period, the consolidated total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), in each case whether or not paid in cash during such period.

“Consolidated Net Income” shall mean, for Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) extraordinary or non-recurring gains, losses or charges (such losses or charges to be approved by the Administrative Agent in its sole discretion), (ii) any non-cash gains or losses attributable to write-ups or write-downs of assets, (iii) any Capital Securities of Holdings or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, to the extent received by Holdings or any Subsidiary in cash, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary on the date that such Person’s assets are acquired by Holdings or any Subsidiary, (v) the income (but not loss) of any Subsidiary to the extent there is a legal or contractual restriction which limits distributions from such Subsidiary to Holdings and (vi) any non-cash gains or losses attributable to any increase or decrease of the warrant derivative liability of Holdings relating to changes in the fair value of warrants to purchase common stock of Holdings.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuing Loans” means (i) the Continuing Loans (as such term is defined in the Existing Credit Agreement), (ii) the 2015 Loans, (iii) the Tranche A Loan and (iv) the Additional Delayed Draw Loans, in each case, made to the Borrower pursuant to the Existing Credit Agreement and continued under this Agreement pursuant to Section 2.1.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.13(a).

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“CTA” means a clinical trial application filed with any regulatory authority in the European Union.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is (a) recognized in the official National Formulary, or the United States Pharmacopeia, or any supplement to them, (b) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals or (c) intended to affect the structure or any function of the body of man or other animals; and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes.

“Device Approval Application” means a premarket approval application (PMA) submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), a de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or premarket notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from FDA for a device that is substantially equivalent to a legally marketed predicate device (“510(k)”), as defined in the FD&C Act, or any corresponding foreign application in the Territory, including, with respect to the European Union, a submission to a Notified Body for a Certificate of Conformity under EU Directive 93/42/EEC concerning medical devices.

“Disclosing Party” means the party disclosing Confidential Information.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of Holdings, the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member and (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Commitment” means the Additional Delayed Draw Commitment Amount.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 27, 2015, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of March 31, 2016, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of May 25, 2016, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2016, that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of July 29, 2016, that certain Fifth Amendment to the Amended and Restated Credit Agreement, dated as of August 12, 2016, that certain Sixth Amendment to the Amended and Restated Credit Agreement, dated as of September 27, 2016, that certain Seventh Amendment to the Amended and Restated Credit Agreement, dated as of December 31, 2016, that certain Eighth Amendment to Amended and Restated Credit Agreement, dated as of January 13, 2017, that certain Ninth Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2017, that certain Tenth Amendment to Amended and Restated Credit Agreement, dated as of February 14, 2017, that certain Eleventh Amendment to Amended and Restated Credit Agreement, dated as of February 28, 2017, that certain Twelfth Amendment and Waiver to Amended and Restated Credit Agreement, dated as of March 31, 2017, that certain Thirteenth Amendment to Amended and Restated Credit Agreement, dated as of April 30, 2017, that certain Fourteenth Amendment to Amended and Restated Credit Agreement, dated as of May 11, 2017, that certain Fifteenth Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2017, that certain Sixteenth Amendment to Amended and Restated Credit Agreement, dated as of July 15, 2017, that certain Seventeenth Amendment and Waiver to Amended and Restated Credit Agreement, dated as of August 11, 2017, that certain Eighteenth Amendment to Amended and Restated Credit Agreement, dated as of September 29, 2017, that certain Nineteenth Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2017, that certain Waiver, dated as of November 14, 2017, that certain Twentieth Amendment and Waiver to Amended and Restated Credit Agreement, dated as of November 30, 2017, that certain Twenty-First Amendment to Amended and Restated Credit Agreement, dated as of December 28, 2017, that certain Twenty-Second Amendment to Amended and Restated Credit Agreement, dated as of January 30, 2018, that certain Twenty-Third Amendment to Amended and Restated Credit Agreement, dated as of February 14, 2018, that certain Twenty-Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 1, 2018 and that certain Twenty-Fifth Amendment to Amended and Restated Credit Agreement, dated as of August 1, 2018.

“Existing Credit Agreement Restatement Date” has the meaning of “Restatement Date” as set forth in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement and local implementing law, regulation or official guidance with respect to the foregoing.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder. For purposes of this Agreement, “FD&C Act” includes provisions of the Public Health Services Act that apply to biological products and products derived from human tissue.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of 12 consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2011 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means the guarantee executed and delivered by an Authorized Officer of Holdings and each Subsidiary, substantially in the form of Exhibit D to the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, Holdings and each Subsidiary.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Holdings” is defined in the preamble.

“IDE” means an application, including an application filed with a Regulatory Authority, for authorization to commence human clinical studies, including (a) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (b) an abbreviated IDE as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of a United States IDE in other countries or regulatory jurisdictions, (d) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (e) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (IRBs).

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to removal of such qualification or exception, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“IND” means (a) (i) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. (including any CTA); and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;

(d) net Hedging Obligations of such Person;

(e) all obligations of such Person in respect of Disqualified Capital Securities;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Infringement” and “Infringes” mean the misappropriation or other violation of know-how, trade secrets, confidential information, and/or Intellectual Property.

“Intellectual Property” means all (i) Patents; (ii) Trademarks; (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (iv) Product Authorizations; (v) Product Agreements; (vi) computer software, databases, data and documentation; (vii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Product Authorizations; (vii) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (viii) other intellectual property or similar proprietary rights; (ix) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (x) any and all improvements to any of the foregoing.

“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Loans are made hereunder pursuant to Section 2.4 of the Existing Credit Agreement and ending on (and including) the last day of the Fiscal Quarter in which such Loans were made, and (b) thereafter, the period beginning on (and including) the first day of each succeeding Fiscal Quarter and ending on the earlier of (and including) (x) the last day of such Fiscal Quarter and (y) the Maturity Date.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Key Permits” means all Permits relating to the Products (including all Product Authorizations).

“knowledge” of the Borrower means the knowledge of any executive officer or the most senior legal officer of Holdings, the Borrower or any Subsidiary.

“Lender” and “Lenders” are each defined in the preamble.

“LIBO Rate” means, as to any Interest Period, the three-month London Interbank Offered Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London, England time), quoted by the Administrative Agent from the appropriate Bloomberg or Reuters page selected by the Administrative Agent (or any successor thereto or similar source determined by the Administrative Agent from time to time), which shall be that three-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the first Business Day of such Interest Period, adjusted for any reserve requirement in effect on such Business Day (including, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System), such rate to be rounded up to the nearest 1/16 of 1% and such rate to be reset quarterly as of the first Business Day of each Fiscal Quarter. If the Loans are advanced other than on the first Business Day of a Fiscal Quarter, the initial LIBO Rate shall be that three-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the date of the Loans, which rate shall be in effect until (and including) the last Business Day of the Fiscal Quarter next ending. The Administrative Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity” means, at any time, an amount determined for Holdings and its Subsidiaries incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of Holdings and such Subsidiaries, to the extent held in a Controlled Account located in the United States.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B to the Existing Credit Agreement.

“Loans” means (i) the Continuing Loans and (ii) the Additional Second Delayed Draw Loans.

“MAA” means a marketing authorization application filed with any regulatory authority in the European Union.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of Holdings and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (iii) the ability of Holdings, the Borrower or any Subsidiary to perform its material Obligations under any Loan Document.

“Material Agreements” means (i) each contract or agreement to which Holdings, the Borrower or any Subsidiary is a party involving annual aggregate payments of more than $500,000, whether such payments are being made by Holdings, the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to Holdings, the Borrower or any Subsidiary and (ii) all other contracts or agreements which are, individually or in the aggregate, material to the business, condition (financial or otherwise), operations, performance, properties or prospects of Holdings, the Borrower or any Subsidiary.

“Maturity Date” means March 31, 2021.

“Moody’s” means Moody’s Investors Service, Inc.

“NDA” means (a) (i) a new drug application (as defined in the FD&C Act) and (ii) any similar application or functional equivalent relating to any new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. (including any MAA); and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Holdings or any of its Subsidiaries in connection with such Casualty Event in excess of $2,000,000 in the aggregate through the Termination Date (net of all reasonable and customary collection expenses thereof, attorney’s fees and taxes), but excluding any proceeds or awards required to be paid to a creditor (other than the Administrative Agent or a Lender under the Loan Documents) which holds a first priority Lien permitted by clause (e) of Section 8.3 on the property which is the subject of such Casualty Event.

“Net Equity Proceeds” means with respect to the sale or issuance after the Restatement Date by Holdings to any Person of any Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of:

(a) the gross cash proceeds received by Holdings from such sale, exercise or issuance in excess of $50,000,000, individually or in the aggregate through the Termination Date, over

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of Holdings in connection therewith.

“Net Sales” means, with respect to each Product, the gross invoiced amount on sales of, and distribution income, stocking orders, transfer payments and other consideration received, directly or indirectly, by Holdings or any of its Subsidiaries in respect of any such Product in any applicable Territory from any Third Party after deduction of: (i) normal and customary trade, quantity or prompt settlement discounts (including chargebacks, shelf stock adjustments and allowances) with respect to customers actually allowed; (ii) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions; (iii) rebates and similar payments actually made with respect to sales paid for by Federal or state Medicaid, Medicare or similar programs in the Territory; and (iv) excise taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of such Product (to the extent included in the gross invoiced amount), in each case as calculated (x) in a manner consistent with the Borrower’s customary practice for its Products and (y) consistent with GAAP. Net Sales with respect to sales of such Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of such Product during the applicable period without regard to such non-arm’s length or non-cash sales.

“Non-Excluded Taxes” means any Taxes other than (i) net income and franchise Taxes imposed with respect to the Administrative Agent or any Lender by any Governmental Authority under the laws of which the Administrative Agent or such Lender is organized or in which it maintains its applicable lending office, (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction, (iii) any other tax imposed on the Administrative Agent or any Lender and any business activity of the Administrative Agent or such Lender that is not directly related to the Loans or the business of the Borrower, Holdings or any Subsidiary, (iv) in the case of a Lender resident in or organized under the laws of a jurisdiction other than the jurisdiction where the Borrower is resident for tax purposes, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.3 (provided that such Lender has complied with Section 4.3(e)), (v) Taxes attributable to a Lender’s failure or inability to comply with Section 4.3(e), and (vi) any U.S. federal withholding Taxes imposed under FATCA.

“Note” means a promissory note of the Borrower payable to a Lender, in the form of Exhibit A to the Existing Credit Agreement (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of EU Directive 93/42/EEC concerning medical devices, and applicable harmonized standards.

“Observer” is defined in Section 7.14(a).

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of Holdings, the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.8, whether or not allowed in such proceeding) on the Loans.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional PIK Interest” is defined in Section 3.4(a)(iii).

“Organic Document” means, relative to Holdings, the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to Holdings’, the Borrower’s or any Subsidiary’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Patent” means any patent, patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, renewals, extensions, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, clearances, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Restatement Date by Holdings, the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from Holdings, the Borrower or the Subsidiaries to the Administrative Agent or the Lenders pursuant to a written subordination agreement satisfactory to the Administrative Agent in its sole discretion and (ii) in an amount and on terms approved by the Administrative Agent in its sole discretion.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“PIK Interest” is defined in Section 3.4(a)(ii).

“Product” means any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by Holdings or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers (including human tissue supply agreements), manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, clearances, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, notifications, registrations, certifications or authorizations of any Governmental Authority, any Standard Body or any Notified Body necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation registration and listing (including registration and listing of 361 Products), IDEs, INDs, NDAs, Device Approval Applications and BLAs or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Products, including all medical device and other standards promulgated by Standard Bodies.

“Projections” is defined in Section 6.5.

“Proportionate Share” means with respect to all matters (including, without limitation, the indemnification obligations arising under Section 11.4) arising under or in connection with this Agreement or any other Loan Document, 63.8% for ROS and 36.2% for Royalty Opportunities, such percentages to be adjusted commensurate with any permitted assignment by any Lender of its rights and interests hereunder.

“Qualified Capital Securities” shall mean any Capital Securities that are not Disqualified Capital Securities.

“Receiving Party” means the party receiving Confidential Information.

“Recipients” is defined in Section 11.14.

“Register” is defined in Section 10.3.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of Holdings, the Borrower or any of the Subsidiaries, including the FDA and all similar agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies or Notified Bodies, including all Product Authorizations.

“Related Parties” means the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Holdings, the Borrower and the Subsidiaries.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Released Parties” is defined in Section 11.18.

“Releasing Parties” is defined in Section 11.18.

“Restatement Date” means the date hereof.

“Restatement Date Certificate” means a restatement date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Lenders.

“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of Holdings, the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding or (ii) the making of any other distribution in respect of such Capital Securities or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of Holdings, the Borrower or any Subsidiary or otherwise.

“Revenue Base” means, with respect to any period, the Net Sales of all Products for such period.

“ROS” is defined in the preamble.

“Royalty Opportunities” is defined in the preamble.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E to the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including Contingent Liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Holdings, which shall include the Borrower and its Subsidiaries.

“SVB Loan Agreement” means the Loan and Security Agreement, dated as of May 25, 2016, between Silicon Valley Bank, Xtant Medical Holdings, Inc., Bacterin International Inc., X-Spine Systems, Inc., and Xtant Medical Inc.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target” is defined in the preamble.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash and the Commitment shall have terminated.

“Territory” means all of the countries and territories of the world.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries substantially in the form of Exhibit B to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Tranche A Closing Date” means July 29, 2016.

“Tranche A Commitment Amount” means $1,000,000 in the aggregate. The Tranche A Commitment Amount of ROS is $638,333 and the Tranche A Commitment Amount of Royalty Opportunities is $361,667

“Tranche A Loan” means the term loan made to the Borrower on the Tranche A Closing Date in an amount equal to (but not less than) the Tranche A Commitment Amount of such Lender.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent for the benefit of the Lenders pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Tax Compliance Certificate” is defined in Section 4.3(e)(b)(3).

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weekly Budget” is defined in Section 7.1(n).

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time; provided that, if either the Borrower or the Administrative Agent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings and its Subsidiaries, in each case without duplication.

Article II

COMMITMENT and BORROWING procedures

SECTION 2.1 Restatement Date Transactions. Subject to the terms and conditions set forth herein, the Lenders will continue as Lenders under this Agreement holding on the Restatement Date, after giving effect to the transactions provided for herein, the Loans in the amounts set forth as Continuing Loans of such Lender on Schedule 2.1, which Schedule also sets forth as of the Restatement Date (a) the un-borrowed amount of the Additional Delayed Draw Commitment Amount, (b) the amount of accrued PIK Interest and Optional PIK Interest and (c) the amount of any accrued and unpaid cash interest on the Loans. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.2 Loans and Borrowing. Each Loan outstanding on the Restatement Date, after giving effect to the transactions provided for in Section 2.1, shall be part of a borrowing consisting of Loans held ratably by the Lenders in accordance with the percentages that their respective Loans bear to the aggregate principal amount of the outstanding Loans.

SECTION 2.3 Borrowing Procedure. [Intentionally Omitted.]

SECTION 2.4 Funding. [Intentionally Omitted.]

SECTION 2.5 Reduction of the Commitment Amounts. [Intentionally Omitted.]

SECTION 2.6 Additional Delayed Draw Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender may, in its sole discretion, make term loans (each, an “Additional Delayed Draw Loan” and collectively the “Additional Delayed Draw Loans”) to the Additional Delayed Draw Borrower on each Additional Delayed Draw Closing Date in an amount determined by each Lender (but in no event shall the aggregate amount of all such Additional Delayed Draw Loans exceed the Additional Delayed Draw Commitment Amount).

(b) The Additional Delayed Draw Borrower may irrevocably request that an Additional Delayed Draw Loan be made by delivering to the Administrative Agent a Loan Request on or before 1:00 p.m. Eastern Time on a day that is at least two Business Days prior to each Additional Delayed Draw Closing Date (or such other time as may be agreed by the Administrative Agent), which Loan Request shall specify the amount of Additional Delayed Draw Loans requested by the Additional Delayed Draw Borrower. Unless otherwise agreed by the Administrative Agent, such Loan Request shall be made in accordance with the most recent Weekly Budget.

(c) The Lenders may, in their sole collective discretion, on each Additional Delayed Draw Closing Date and subject to the terms and conditions hereof, make the Additional Delayed Draw Loan in the amount determined by the Lenders (and pro rata in accordance to their share of the Additional Delayed Draw Commitment Amount), but not greater than the amount requested in the applicable Loan Request, available to the Additional Delayed Draw Borrower, as applicable, by wire transfer to the account the Additional Delayed Draw Borrower, as applicable, shall have specified in the applicable Loan Request.

SECTION 2.7 Additional Second Delayed Draw Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender may, in its sole discretion, make term loans (each, an “Additional Second Delayed Draw Loan” and collectively the “Additional Second Delayed Draw Loans”) to the Additional Delayed Draw Borrower on each Additional Second Delayed Draw Closing Date (but in no event shall the aggregate amount of all such Additional Second Delayed Draw Loans exceed the Additional Second Delayed Draw Commitment Amount).

(b) The Additional Delayed Draw Borrower may irrevocably request that an Additional Second Delayed Draw Loan be made by delivering to the Administrative Agent a Loan Request on or before 1:00 p.m. Eastern Time on a day that is at least twelve Business Days prior to each Additional Second Delayed Draw Closing Date (or such other time as may be agreed by the Administrative Agent), which Loan Request shall specify the amount of Additional Second Delayed Draw Loans requested by the Additional Delayed Draw Borrower. Unless otherwise agreed by the Administrative Agent, such Loan Request shall be made in accordance with the most recent Weekly Budget.

(c) The Lenders may, in their sole collective discretion, on each Additional Second Delayed Draw Closing Date and subject to the terms and conditions hereof, make the Additional Second Delayed Draw Loan in the amount determined by the Lenders (and pro rata in accordance to their share of the Additional Second Delayed Draw Commitment Amount), but not greater than the amount specified in the applicable Loan Request, available to the Additional Delayed Draw Borrower, as applicable, by wire transfer to the account the Additional Delayed Draw Borrower, as applicable, shall have specified in the applicable Loan Request.

Article III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of the Loans on the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth below.

(a) Within three Business Days of receipt by Holdings of any Net Equity Proceeds, or receipt by Holdings, the Borrower or any Subsidiary of any Net Casualty Proceeds, the Borrower shall notify the Administrative Agent thereof. If requested by the Administrative Agent, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 50% of such Net Equity Proceeds or 100% of such Net Casualty Proceeds (or, in each case, such lesser amount as the Administrative Agent may specify on the date of such request), as the case may be, to be applied as set forth in Section 3.3; provided, however, that no such payment shall be required (and the Administrative Agent shall not make a request for any such payment) on account of Net Casualty Proceeds that are intended to be reinvested within 360 days in the repair or replacement of the property subject to the applicable Casualty Event; provided, further, that if such Net Casualty Proceeds are at any time no longer intended to be so reinvested or have not in fact been so re-invested at the expiration of such 360 day period then any such Net Casualty Proceeds shall be paid to Lenders as provided herein at such time.

(b) The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(c) Subject to the terms of this Section 3.2, the Borrower may, in its sole discretion, voluntarily prepay, in whole or in part, any unpaid principal amount of the Loans.

At such time as the Borrower pays, prepays or repays, or is required to pay, prepay or repay, any principal amount of the Loans, whether on the Maturity Date or otherwise, whether voluntarily or involuntarily (if involuntarily, whether required by this Agreement or any other Loan Document) and whether before or after acceleration of the Obligations, including without limitation any payment pursuant to any provision of this Section 3.2, the Borrower shall pay to each Lender, a fee in the amount equal to 2.0% of the aggregate principal amount of such payment, prepayment or repayment to such Lender.

SECTION 3.3 Application. Except as provided in Section 4.4(b), amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to Section 3.2 shall be applied pro rata to the Loans.

SECTION 3.4 Interest Rate.

(a) From and after the Existing Credit Agreement Restatement Date until June 30, 2016:

(i) interest payable in cash by the Borrower shall accrue on the Loans during such period at a rate per annum equal to 9.00%;

(ii) additional interest (“PIK Interest”) shall accrue on the Loans during such period at a rate per annum equal to the difference of (A) the sum of (1) the Applicable Margin plus (2) the higher of (x) the LIBO Rate for such Interest Period and (y) 1.00% minus (B) 9.00%, and such PIK Interest shall be added to the outstanding principal amount of the Loans on the last day of each Fiscal Quarter until July 1, 2016; and]

(iii) notwithstanding anything in this Section 3.4(a) to the contrary, from and after the Existing Credit Agreement Restatement Date until March 31, 2016, the Borrower may elect, in its sole discretion and in lieu of interest payments pursuant to Section 3.4(a)(i) and Section 3.4(a)(ii) during such period, by delivering written notice to the Administrative Agent prior to the date on which the first cash interest payment would be payable pursuant to Section 3.4(a)(i) and Section 3.6(c), to have all or any portion (as the Borrower shall so elect) of interest on the Loans accrue on the Loans during such period at a rate per annum equal to the sum of (1) the Applicable Margin plus (2) the higher of (x) the LIBO Rate for such Interest Period and (y) 1.00% (“Optional PIK Interest”), and such Optional PIK Interest shall be added to the outstanding principal amount of the Loans on the last day of each Fiscal Quarter until March 31, 2016.

(b) From and after July 1, 2016 until February 13, 2018, PIK Interest shall accrue on the Loans during such period at a rate per annum equal to the difference of the sum of (1) the Applicable Margin plus (2) the higher of (x) the LIBO Rate for such Interest Period and (y) 1.00%, and such PIK Interest shall be added to the outstanding principal amount of the Loans on the last day of each Fiscal Quarter until December 31, 2017 and on February 14, 2018;

(c) From and after February 14, 2018 until March 31, 2018:

(i) interest payable in cash by the Borrower shall accrue on the Loans during such period at a rate per annum equal to the sum of (1) 10.00% plus (2) the LIBO Rate for such Interest Period; and

(ii) notwithstanding anything in this Section 3.4(c) to the contrary, from and after February 14, 2018 until March 31, 2018, the Borrower may elect, in its sole discretion and in lieu of interest payments pursuant to Section 3.4(c)(i) during such period, by delivering written notice to the Administrative Agent prior to the date on which the first cash interest payment would be payable pursuant to Section 3.4(c)(i) and Section 3.6(c), to have all or any portion (as the Borrower shall so elect) of interest on the Loans accrue on the Loans during such period as Optional PIK Interest at a rate per annum equal to the sum of (1) 12.00% plus (2) the LIBO Rate for such Interest Period, and such Optional PIK Interest shall be added to the outstanding principal amount of the Loans on the last day of the Fiscal Quarter ended March 31, 2018.

(d) From and after April 1, 2018 until June 30, 2018, no interest shall accrue on the Loans during such period.

(e) From and after June 30, 2018 until December 31, 2018, no interest shall accrue on the Loans during such period.

(f) From and after January 1, 2019 until March 31, 2020, no interest shall accrue on the Loans during such period.

(g) From and after April 1, 2020 until the Maturity Date, interest payable in cash by the Borrower shall accrue on the Loans during such period at a rate per annum equal to the sum of (1) 10.00% plus (2) the higher of (x) the LIBO Rate for such Interest Period and (y) 2.3125%.

(h) The interest rate shall be calculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

(i) All references hereunder to the principal amount of the Loans shall include any PIK Interest or Optional PIK Interest, if any, so added to the principal.

(j) Notwithstanding anything in this Section 3.4 to the contrary, the Borrower may, in its sole discretion, and in lieu of PIK Interest and/or Optional PIK Interest payments pursuant to Sections 3.4(a), (b) or (c), by delivering written notice to the Administrative Agent prior to the date on which any such payment-in-kind interest payment would have been payable pursuant to Section 3.4(a), (b) or (c) and Section 3.6(c), elect to pay such aggregate principal amount of PIK Interest and/or Optional PIK Interest in cash instead of making payment-in-kind, in which case the Borrower shall be required to make such PIK Interest and/or Optional PIK Interest payment in cash at the time such payment-in-kind interest would have been payable pursuant to Section 3.4(a), (b) or (c) and Section 3.6(c).

SECTION 3.5 Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 3% per annum. Notwithstanding anything in Section 3.4 to the contrary, upon the occurrence and during the continuation of an Event of Default, the increased amount of the Applicable Margin shall be payable only in cash and not as PIK Interest or Optional PIK Interest.

SECTION 3.6 Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a) on the Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each Fiscal Quarter; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d) on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Article IV

LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 Increased Costs, Etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Commitment and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively and except for any changes with respect to Taxes described in (i) through (vi) of the definition of Non-Excluded Taxes. Each Lender shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.2 Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling any Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitment or the Loans made by it hereunder is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of any Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, a Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.2 for any such compensation suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such claim for compensation is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.3 Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by Holdings, the Borrower or any of the Subsidiaries to or on behalf of the Administrative Agent or any Lender under any Loan Document, then:

(i) the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Non-Excluded Taxes from such payment (as increased pursuant to clause (a)(i) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Non-Excluded Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Non-Excluded Taxes or Other Taxes.

(d) The Borrower shall indemnify the Administrative Agent and each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent and each Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Administrative Agent and each Lender for any incremental Non-Excluded Taxes that may become payable by the Administrative Agent or any such Lender as a result of any failure of the Borrower to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Non-Excluded Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Administrative Agent or any Lender makes written demand therefor. The Borrower acknowledges that any payment made to the Administrative Agent, any Lender or any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section (A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, (i) any Lender that is a U.S. Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender this is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the Existing Credit Agreement to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G to the Existing Credit Agreement or Exhibit H to the Existing Credit Agreement, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I to the Existing Credit Agreement on behalf of each such direct and indirect partner;

(C) any Lender this is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 4.4 Payments, Computations; Proceeds of Collateral, Etc. The parties hereto agree as follows:

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 1:00 p.m. on the date due in same day or immediately available funds to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. Funds received after 1:00 p.m. on any day shall be deemed to have been received by the Administrative Agent or the Lenders on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Administrative Agent and the Lenders pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Administrative Agent and the Lenders, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

SECTION 4.5 Setoff. The Administrative Agent and each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Administrative Agent and each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of the Administrative Agent or any such Lender, as applicable. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Administrative Agent or any such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 4.5 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Administrative Agent and such Lender may have.

SECTION 4.6 LIBO Rate Not Determinable. If prior to the commencement of any Interest Period, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower as promptly as practicable. In the event of any such determination, the Loans shall, until the Administrative Agent has advised the Borrower that the circumstances giving rise to such notice no longer exist, bear interest at the interest rate in effect for the immediately preceding Interest Period.

Article V

CONDITIONS TO Making the LOANs

SECTION 5.1 Credit Extensions. The obligation of each Lender to cause its Continuing Loans to remain outstanding hereunder shall be subject to the execution and delivery of this Agreement by the parties hereto and the satisfaction of each of the conditions precedent set forth below in this Article V.

SECTION 5.1.1 Secretary’s Certificate, Etc. The Administrative Agent shall have received from Holdings, the Borrower and each Subsidiary party to a Loan Document, (i) a copy of a good standing certificate, dated a date reasonably close to the Restatement Date, for each such Person and (ii) a certificate, dated as of the Restatement Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:

(a) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation), including, in the case of Holdings, a committee of Holdings’ Board of Directors consisting solely of independent directors , then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Administrative Agent may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person cancelling or amending the prior certificate of such Person.

SECTION 5.1.2 Restatement Date Certificate. The Administrative Agent shall have received a Restatement Date Certificate, dated as of the Restatement Date, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except for any such representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Restatement Date and (iii) all of the conditions set forth in this Article V have been satisfied (other than to the extent satisfaction of any such conditions are subject to the satisfaction of the Administrative Agent, any Lender or any of their respective advisors or representatives). All documents and agreements required to be appended to the Restatement Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.3 Solvency, Etc. The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Restatement Date, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.4 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Restatement Date and addressed to the Lenders, from:

(a) Fox Rothschild LLP, counsel to Bacterin, the Additional Delayed Draw Borrower and the Guarantors, in form and substance satisfactory to the Lenders; and

(b) Calfee, Halter & Griswold LLP, Ohio counsel to Bacterin, the Additional Delayed Draw Borrower and the Guarantors, in form and substance satisfactory to the Lenders.

SECTION 5.1.5 Closing Fees, Expenses, Etc. The Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable pursuant to Section 11.3.

SECTION 5.1.6 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Holdings, the Borrower or any Subsidiary shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lenders or their counsel may reasonably request.

SECTION 5.2 Conditions to Additional Delayed Draw Loans. The making of each Additional Delayed Draw Loan by the Lenders shall be in the sole and absolute discretion of the Lenders, collectively, and subject to the satisfaction (or waiver in writing by each Lender) of each of the following conditions precedent and such other conditions as each Lender may require in its sole and absolute discretion:

(a) The Administrative Agent shall have received a Closing Certificate, dated as of each Additional Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of Holdings as well as by the Additional Delayed Draw Borrower, the Borrower and the Guarantors, in which certificate such parties shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such parties as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), before and after giving effect to the making of the Additional Delayed Draw Loan and to the application of the proceeds thereof, as though made on and as of the date hereof, (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Additional Delayed Draw Closing Date, as the case may be, and (iii) all of the conditions set forth in this Section 5.2 have been satisfied. All documents and agreements required to be appended to the Closing Certificate, if any, shall be in form and substance satisfactory to each Lender in its sole and absolute discretion, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(b) Holdings, the Additional Delayed Draw Borrower, the Borrower and the Guarantors shall have delivered to the Administrative Agent the Weekly Budget; it being understood that the Lenders will not make an Additional Delayed Draw Loan to the Additional Delayed Draw Borrower if such Weekly Budget shows a projected cash balance for the upcoming two-week period of $1,500,000 or greater.

(c) All documents executed or submitted pursuant hereto by or on behalf of Holdings, the Borrower, the Additional Delayed Draw Borrower or any Subsidiary shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

SECTION 5.3 Conditions to Additional Second Delayed Draw Loans. The making of each Additional Second Delayed Draw Loan by the Lenders shall be subject to the satisfaction (or waiver in writing by each Lender) of each of the following conditions precedent:

(a) The Administrative Agent shall have received a Closing Certificate, dated as of each Additional Second Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of each of Holdings, Bacterin, the Additional Delayed Draw Borrower and the Guarantors, in which certificate such parties shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such parties as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), before and after giving effect to the making of the Additional Second Delayed Draw Loan and to the application of the proceeds thereof, as though made on and as of the date hereof, (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Additional Second Delayed Draw Closing Date, as the case may be, and (iii) all of the conditions set forth in this Section 5.3 have been satisfied. All documents and agreements required to be appended to the Closing Certificate, if any, shall be in form and substance satisfactory to each Lender in its sole and absolute discretion, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(b) Holdings, the Additional Delayed Draw Borrower, the Borrower and the Guarantors shall have delivered to the Administrative Agent the Weekly Budget; it being understood that the Lenders will not make an Additional Second Delayed Draw Loan to the Additional Delayed Draw Borrower if such Weekly Budget shows a projected cash balance for the upcoming two-week period of $1,500,000 or greater.

(c) Holdings shall have issued the warrants required to be issued pursuant to Section 7.15.

(d) All documents executed or submitted pursuant hereto by or on behalf of Holdings, Bacterin, the Additional Delayed Draw Borrower or any Subsidiary shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

Article VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans hereunder, the Borrower, Holdings and the Subsidiaries each represents and warrants to each Lender as set forth in this Article VI.

SECTION 6.1 Organization, Etc. Holdings and each of its Subsidiaries (a) is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2 Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by Holdings and each of its Subsidiaries of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene (i) Holdings’, the Borrower’s or any Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting Holdings, the Borrower or any Subsidiary or (iii) any law or governmental regulation binding on or affecting Holdings, the Borrower or any Subsidiary; or

(b) result in (i) or require the creation or imposition of any Lien on Holdings’, the Borrower’s or any Subsidiary’s properties (except as permitted by this Agreement) or (ii) a default under any contract, agreement, or instrument binding on or affecting Holdings, the Borrower or any Subsidiary.

SECTION 6.3 Government Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Restatement Date will be, duly obtained or made and which are, or on the Restatement Date will be, in full force and effect) is required for the due execution, delivery or performance by Holdings, the Borrower or any Subsidiary of any Loan Document to which it is a party.

SECTION 6.4 Validity, Etc. Each Loan Document to which Holdings or any of its Subsidiaries is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The financial statements of Holdings and its Subsidiaries furnished to the Administrative Agent pursuant to this Agreement have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The projections and pro forma financial information (the “Projections”) included in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such Projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from such projected results and such differences may be material and adverse.

SECTION 6.6 No Material Adverse Change. Except as set forth on Schedule 6.6, there has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of Holdings, the Borrower or any Subsidiary since December 31, 2018.

SECTION 6.7 Litigation, Labor Matters and Environmental Matters.

(a) Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby in any material respect.

(b) Except as described on Schedule 6.7(b), there are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $500,000 or (ii) that would reasonably be likely to result in a Material Adverse Effect or adversely affect this Agreement or the transaction contemplated hereby in any material respect.

(c) None of Holdings or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”) where such failure to comply would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings or any of its Subsidiaries in excess of $500,000, (ii) is or has been subject to any Environmental Liability reasonably expected to be in excess of $500,000, individually or in the aggregate, (iii) has received written notice of any Environmental Liability that would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings or any of its Subsidiaries in excess of $500,000, or (iv) knows of any basis for any Environmental Liability that would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $500,000.

SECTION 6.8 Subsidiaries. Holdings has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct and indirect owners of the Capital Securities of such Subsidiaries) or which are permitted to have been organized or acquired after the Restatement Date in accordance with Section 8.5 or Section 8.7.

SECTION 6.9 Ownership of Properties. Holdings and its Subsidiaries own (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3, except defects in title which are not material.

SECTION 6.10 Taxes. Holdings and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes due and owing, except (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (ii) any Taxes that do not exceed, individually or in the aggregate, $500,000.

SECTION 6.11 Benefit Plans, Etc. None of Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of Holdings or any of its Subsidiaries is a party to any collective bargaining agreement, and none of the employees of Holdings or any of its Subsidiaries are subject to any collective bargaining agreement. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings or any of its ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it is entitled to rely, and no assets of any such plan are invested in Capital Securities of Holdings or the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings or any of its Subsidiaries has complied in all material respects with its terms and applicable law.

SECTION 6.12 Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Administrative Agent or any Lender by or on behalf of Holdings or any of its Subsidiaries in connection with any Loan Document or any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading.

SECTION 6.13 Regulations U and X. None of Holdings or any of its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.13 with such meanings.

SECTION 6.14 Solvency. Both immediately before and after giving effect to the making of any Loans, Holdings and its Subsidiaries, taken as a whole, on a consolidated basis, are Solvent.

SECTION 6.15 Intellectual Property.

(a) Schedule 6.15(a) sets forth a complete and accurate list as of the Restatement Date of all (i) Patents, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks and (iii) any other registered Intellectual Property, in each case owned or licensed by Holdings, the Borrower or any of the Subsidiaries. For each item of Intellectual Property listed on Schedule 6.15(a), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of Intellectual Property and (F) with respect to Intellectual Property owned by any third party, the agreement pursuant to which that Intellectual Property is licensed to Holdings, the Borrower or any Subsidiary.

(b) With respect to all Intellectual Property listed on Schedule 6.15(a):

(i) Holdings, the Borrower or a Subsidiary owns or has a valid license to such Intellectual Property free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3 and all such Intellectual Property is in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned;

(ii) each of Holdings, the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect such Intellectual Property and, to the Borrower’s knowledge, there are no unpaid maintenance or renewal fees payable by Holdings, the Borrower or any of the Subsidiaries that are currently overdue for any of such registered Intellectual Property;

(iii) except as described on Schedule 6.15(b), there is no proceeding challenging the validity or enforceability of any such Intellectual Property, none of Holdings, the Borrower or any of the Subsidiaries is involved in any such proceeding with any Person and none of the Intellectual Property is the subject of any Other Administrative Proceeding;

(iv) to the knowledge of the Borrower, (A) such Intellectual Property is valid, enforceable and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Intellectual Property; and

(v) except as otherwise indicated on Schedule 6.15(a), each of Holdings, the Borrower and each Subsidiary is the sole and exclusive owner of all right, title and interest in and to all such Intellectual Property that is owned by it.

(c) Except as described on Schedule 6.15(c), the Borrower has not given notice to any third party alleging that such third party is committing any act of Infringement of any Intellectual Property listed on Schedule 6.15(a).

(d) With respect to each license agreement listed on Schedule 6.15(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against Holdings, the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default or breach thereunder. To the Borrower’s knowledge, none of Holdings, the Borrower or any of the Subsidiaries has taken any action that would permit any other Person party to any such license agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(e) Except as set forth on Schedule 6.15(e), none of Holdings, the Borrower or any of the Subsidiaries has received written notice from any third party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that third party and, to the knowledge of the Borrower, the conduct of its business and the business of Holdings and the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any third party.

(f) Holdings, the Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their respective commercially significant unregistered Intellectual Property.

SECTION 6.16 Material Agreements. Set forth on Schedule 6.16 is a complete and accurate list as of the Restatement Date of all Material Agreements, with an adequate description of the parties thereto, subject matter thereof and amendments and modifications thereto. Each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against (a) Holdings and each of its Subsidiaries party thereto, as the case may be, and (b) to the knowledge of the Borrower, all other parties thereto, in each case in accordance with its terms (except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), and (ii) no material breach or default thereunder exists on the part of Holdings or any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto.

SECTION 6.17 Permits. Holdings and its Subsidiaries have all Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products, except where the failure to do so would not reasonably be expected to be material to the business of Holdings and its Subsidiaries, taken as a whole. All such Permits are validly held and there are no defaults thereunder.

SECTION 6.18 Regulatory Matters.

(a) Set forth on Schedule 6.18(a) is a complete and accurate list as of the Restatement Date of all material Regulatory Authorizations relating to Holdings, the Borrower or any Subsidiary and the Products (on a per Product basis). All such Regulatory Authorizations are (i) legally and beneficially owned exclusively by Holdings, the Borrower or one of the Subsidiaries, free and clear of all Liens other than Liens permitted pursuant to Section 8.3, and (ii) validly registered and on file with the applicable Governmental Authority or Notified Body, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority or Notified Body. No proceeding is pending against Holdings or any of its Subsidiaries or, to the Borrower’s knowledge, threatened to revoke or amend any of the Regulatory Authorizations nor are there facts or circumstances of which the Borrower is aware which form a basis upon which a Governmental Authority or Notified Body reasonably could seek to revoke or amend any Regulatory Authorization. All required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical device reports or other reports of adverse experiences) and other required filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities and Notified Bodies.

(b) Except as set forth on Schedule 6.18(b) and without limiting the generality of any other representations and warranties made by the Borrower, (i) the Products comply in all material respects with (A) all applicable laws, rules, regulations, orders, injunctions and decrees of the FDA and other applicable Governmental Authorities, including all applicable requirements of state authorities and the FD&C Act and (B) all Product Authorizations and other Regulatory Authorizations; (ii) Holdings, the Borrower, the Subsidiaries and their respective suppliers have not received any notification from any Governmental Authority asserting that any 361 Product lacks a required Product Authorization; (iii) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against Holdings, the Borrower or any of the Subsidiaries or any of their respective suppliers with respect to the Products, and to the Borrower’s knowledge there is no basis for any adverse regulatory action against Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower, their respective suppliers with respect to the Products; and (iv) without limiting the foregoing, (A) no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like have been voluntarily initiated within the five years preceding the Restatement Date or requested, demanded or ordered by any Governmental Authority with respect to any Products, and there is no basis for the issuance of any such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like by any Person with respect to any Products and (B) no criminal, injunctive, seizure, detention or civil penalty actions have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, there are no consent decrees (including plea agreements) which relate to any Products, and there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to the Products or for the issuance of any consent decrees. None of Holdings, the Borrower, any of the Subsidiaries or, to the Borrower’s knowledge, any of their respective suppliers is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable law, rule or regulation.

(c) Except as set forth in Schedule 6.18(c), in all material respects with respect to Products, (i) all design, manufacturing, storage, distribution, packaging, labeling, recordkeeping and other supply activities by Holdings, the Borrower, the Subsidiaries and, to the Borrower’s knowledge, their respective suppliers relating to such Products have been conducted, and are currently being conducted, in compliance with the applicable requirements of the FD&C Act and other requirements of the FDA and all other Governmental Authorities, including current good manufacturing practices, cGTPs and quality system regulations, (ii) none of Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective suppliers has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of or to enjoin production of the Products at any facility and (iii) all applicable post-approval and post-clearance procedures and activities have been carried out, and have been carried out in accordance with the requirements of the Regulatory Authorizations and all applicable laws, rules and regulations. No Product sold by or in the inventory of Holdings, the Borrower or any of the Subsidiaries is adulterated or misbranded, all labeling, packaging (including inserts), product information, advertising and promotional materials and activities are in compliance in all material respects with applicable FDA and other Governmental Authority requirements, and the Products are in compliance with all classification, registration, listing, marking, tracking and audit requirements of the FDA and any other Governmental Authority.

(d) Except as set forth in Schedule 6.18(d), all activities of Holdings, the Borrower, the Subsidiaries and, to the Borrower’s knowledge, their respective suppliers related to the procurement, use, and transplantation of tissue, including allograft bone tissue, have been conducted, and are currently being conducted in material compliance with the applicable requirements of the National Organ Transplant Act.

(e) The Borrower has made available to the Administrative Agent complete and accurate copies of all Product Authorizations and regulatory dossiers relating thereto, all medical device reports and communications to or from the FDA and other relevant Governmental Authorities and Notified Bodies, including inspection reports, warning letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to Holdings, the Borrower or any of the Subsidiaries, the conduct of their business and the Products.

(f) All studies, tests and preclinical and clinical trials conducted relating to the Products, in all material respects, by or on behalf of Holdings, the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective licensees, licensors and third party services providers and consultants, have been conducted, and are currently being conducted, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, current good clinical practices and current good laboratory practices and other applicable laws, rules regulations. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Administrative Agent. The summaries and descriptions of any of the foregoing provided to the Administrative Agent are accurate and contain no material omissions. None of Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective licensees, licensors or third party services providers or consultants, has received from the FDA or other applicable Governmental Authority any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(g) There has been no material untrue statement of fact and no fraudulent statement made by Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective agents or representatives to the FDA or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA or any other Regulatory Agency.

(h) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair Holdings’, the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.

SECTION 6.19 Transactions with Affiliates. Except as set forth on Schedule 6.19, (i) other than any transaction between Holdings, the Borrower, any Subsidiaries or the Lenders, none of Holdings, the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates during the two-year period immediately prior to the Restatement Date and (ii) no such transaction is in existence as of the date hereof or the Restatement Date.

SECTION 6.20 Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21 OFAC. Except as set forth on Schedule 6.21, none of Holdings or any of its Subsidiaries or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by Holdings or any of its Subsidiaries or, to the knowledge of the Borrower, any other Person (including the Lenders and their Affiliates) of Sanctions.

SECTION 6.22 Holdings. Holdings (i) is a holding company with no activities (other than activities customarily carried out or required of a publicly-owned passive holding company, including the entry into customary and ordinary course insurance programs and agreements concerning the Capital Securities of Holdings), (ii) has no operations, assets (other than Capital Securities of the Borrower and Subsidiaries) or liabilities (other than Obligations under the Loan Documents and liabilities arising in the ordinary course) and (iii) is not party to any contracts or agreements, in each case other than (a) employment and employee benefit contracts, (b) customary contracts with accountants, lawyers and other advisors and (c) activities, operations, assets, liabilities, contracts and agreements that do not exceed, and would not reasonably be expected to result in liabilities to Holdings, the Borrower and any Subsidiaries that exceed, $500,000 individually or $1,000,000 in the aggregate.

SECTION 6.23 Deposit and Disbursement Accounts. Set forth on Schedule 6.23 is a complete and accurate list as of the Restatement Date of all banks and other financial institutions at which Holdings, the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account is a Controlled Account.

Article VII

AFFIRMATIVE COVENANTS

The Borrower, Holdings and the Subsidiaries each covenants and agrees with the Lenders that until the Termination Date has occurred, it will perform or cause to be performed the obligations set forth below.

SECTION 7.1 Financial Information, Reports, Notices, Etc. The Borrower will furnish the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 30 days after the end of each calendar month, in each case with supporting detail and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments), for Holdings and its consolidated Subsidiaries, (i) unaudited reports of the Consolidated EBITDA and Revenue Base for such calendar month and the Liquidity at the end of such calendar month and (ii) unaudited reports of (x) the Revenue Base and Consolidated EBITDA for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month, and including in comparative form the figures for the corresponding calendar month in, and the year to date portion of, the immediately preceding Fiscal Year and (y) the Liquidity for the corresponding calendar month in the preceding Fiscal Year, in comparative form;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of Holdings, the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments); provided, that consolidated financial information in this clause (b) shall be deemed furnished to the Administrative Agent when Holdings files with the SEC a publicly available Quarterly Report on Form 10-Q containing such information;

(c) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries, and the related consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent (for the avoidance of doubt, the current independent public accountant of Holdings and the Borrower shall be considered acceptable to the Administrative Agent), which shall include a calculation of the financial covenants set forth in Section 8.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default; provided, that information in this clause (c) shall be deemed furnished to the Administrative Agent when Holdings files with the SEC a publicly available Annual Report on Form 10-K containing such information;

(d) concurrently with the delivery of the financial information pursuant to clauses (a), (b) or (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8); (iii) stating that no real property has been acquired by Holdings, the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property); and (iv) listing any new Material Agreements entered into, and any amendments or terminations of Material Agreements, in each case since the last Compliance Certificate delivered hereunder;

(e) concurrently with the delivery of the financial information pursuant to clauses (b) or (c), copies of the unaudited consolidating balance sheets and unaudited consolidating statements of income and cash flow for Holdings and each of its Subsidiaries, prepared by the management of Holdings and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower;

(f) as soon as possible and in any event within three days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(g) as soon as possible and in any event within ten days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or Schedule 6.7(b) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto; provided, that information in this clause (f) shall be deemed furnished to the Administrative Agent when Holdings files with the SEC a publicly available Quarterly Report on Form 10-Q or Annual Report on Form 10-K containing such information;

(h) as soon as possible and in any event within ten days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to Product or inventory that involves more than $500,000;

(i) as soon as possible and in any event within ten days after the Borrower obtains knowledge of (i) any claim that Holdings, the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of Holdings, the Borrower or any Subsidiary or (iii) correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under Section 401(a) of the Code;

(j) as soon as possible and in any event within ten days after receipt thereof, copies of all “management letters” (or equivalent) submitted to Holdings, the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(k) as soon as possible and in any event within ten days after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which Holdings, the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange (to the extent they are not publicly available on EDGAR);

(l) as soon as possible and in any event within ten days upon receipt thereof, copies of all subpoenas, requests for information and other notices regarding any active or potential investigation of, or claim or litigation against, Holdings, the Borrower or any of the Subsidiaries by any Governmental Authority, and the results of any inspections of any manufacturing facilities of Holdings, the Borrower or any of the Subsidiaries or any third party suppliers of Holdings, the Borrower or any of the Subsidiaries by any Governmental Authority (including any Form FDA 483s);

(m) such other financial and other information as the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate); and

(n) by 1:00 p.m. Eastern Time on each Wednesday, commencing on April 30, 2019, a weekly budget, in form and substance satisfactory to each Lender in its sole discretion (the “Weekly Budget”), including (i) a cash flow projection for the following 13 weeks (inclusive of the current week), (ii) the prior week’s financial performance, including as compared to the projection of such week’s financial performance included in the most recent Weekly Budget delivered pursuant hereto, (iii) the prior week’s sales results, including as compared to the sales results in the prior Fiscal Quarter and the prior year; (iv) a borrowing base certificate (which, for the avoidance of doubt, is furnished solely for reporting purposes and not for use as a basis for the availability of Loans hereunder), in substantially the same form as the borrowing base certificates delivered under the SVB Loan Agreement, including summary accounts receivable and accounts payable agings and inventory certificates, and (v) any additional supporting documentation that may be requested by each Lender in its sole and absolute discretion.

SECTION 7.2 Maintenance of Existence; Compliance with Contracts, Laws, Etc. Holdings and each of its Subsidiaries will (a) preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), (b) perform in all material respects its obligations under Material Agreements to which Holdings, the Borrower or any of the Subsidiaries is a party, and (c) comply in all material respects with all applicable material laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon Holdings, the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings, the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3 Maintenance of Properties. Each of Holdings, the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by Holdings, the Borrower or any of the Subsidiaries may be properly conducted at all times, unless Holdings, the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of Holdings, the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.

SECTION 7.4 Insurance. Each of Holdings, the Borrower and each of the Subsidiaries will maintain:

(a) insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as Holdings, the Borrower and the Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section 7.4 shall (i) name the Administrative Agent (for its benefit and the benefit of each Lender) as mortgagee and loss payee (in the case of property insurance) and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without at least 30 days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.5 Books and Records. Each of Holdings, the Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Administrative Agent or any of its representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit Holdings’, the Borrower’s or any of the Subsidiaries’ offices, to discuss Holdings’, the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss Holdings’, the Borrower’s and any of the Subsidiaries’ financial and other matters with the Administrative Agent or its representatives whether or not any representative of Holdings, the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s exercise of its rights pursuant to this Section 7.5.

SECTION 7.6 Environmental Law Covenant. Each of Holdings, the Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Administrative Agent of, and provide the Administrative Agent with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. Holdings, the Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, and shall keep the Administrative Agent informed as to the progress of same.

SECTION 7.7 Use of Proceeds. The Borrower will apply the proceeds of the Loans in accordance with Schedule 7.7.

SECTION 7.8 Future Guarantors, Security, Etc. Holdings, the Borrower and each Subsidiary will execute any documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents (including by obtaining landlord access agreements in form and substance reasonably satisfactory to the Administrative Agent in respect of any leased real property). Prior to or upon acquiring or organizing any new Subsidiary, the Borrower shall cause such Subsidiary to execute a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the Guarantee, Security Agreement and each other applicable Loan Document in favor of the Administrative Agent and the Lenders. The Borrower will promptly notify the Administrative Agent of any subsequently acquired real property and will provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of Holdings, the Borrower and each of the Subsidiaries will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of Holdings, the Borrower and the Subsidiaries (including real property and personal property acquired subsequent to the Restatement Date). Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and Holdings, the Borrower and each of the Subsidiaries shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 7.8.

SECTION 7.9 Obtaining of Permits, Etc. With respect to Products, Holdings and each of its Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all material Permits and accreditations which are necessary for the conduct of its business.

SECTION 7.10 Product Licenses. Holdings and each of its Subsidiaries shall (i) maintain each material Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which Holdings or any of its Subsidiaries are required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products (excluding Products in development (other than those requiring an IDE) or discontinued Products) and (ii) upon request of the Administrative Agent, promptly provide evidence of same.

SECTION 7.11 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, Holdings and each of its Subsidiaries will (i) maintain in full force and effect all Regulatory Authorizations (including the Product Authorizations) and material contract rights, authorizations or other rights necessary for the operations of its business; (ii) notify the Administrative Agent, promptly after learning thereof, of any Product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by Holdings or any of its Subsidiaries or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item; (iii) maintain in full force and effect, and pay all costs and expenses relating to, all material Intellectual Property owned or controlled by Holdings, the Borrower or any of the Subsidiaries and all Material Agreements; (iv) notify the Administrative Agent, promptly after learning thereof, of any Infringement or other material violation by any Person of its Intellectual Property; (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all material new Intellectual Property developed or controlled by Holdings or any of its Subsidiaries; and (vi) notify the Administrative Agent, promptly after learning thereof, of any claim by any Person that the conduct of Holdings’ or any of its Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person.

SECTION 7.12 Inbound Licenses. Holdings and each of its Subsidiaries will, promptly after entering into or becoming bound by any material inbound license or agreement (other than over-the-counter software that is commercially available to the public): (i) provide written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on Holdings’ and its Subsidiaries’ business and financial condition; and (ii) take such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

SECTION 7.13 Cash Management. Holdings and each of its Subsidiaries will:

(a) maintain a current and complete list of all accounts (of the type initially set forth on Schedule 6.23) and promptly deliver any updates to such list to the Administrative Agent; execute and maintain an account control agreement for each such account, in form and substance reasonably acceptable to the Administrative Agent (each such account, a “Controlled Account”); and maintain each such account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations (and in which Holdings, the Borrower and the Subsidiaries shall have granted a Lien to the Administrative Agent and the Lenders); provided that (a) any accounts with an end-of-day balance less than $50,000 individually, or $100,000 in the aggregate (or such other interim balance, on deposit for no more than three Business Days, used exclusively for the purposes of making payroll in the ordinary course of business), used exclusively for payroll, payroll taxes or employee benefits, to the extent legal requirements prohibit the granting of a Lien thereon, need not be Controlled Accounts and (b) account number xxxxxxxxx maintained at Big Sky Bank need not be a Controlled Account so long as such account does not have a balance which exceeds $50,000;

(b) deposit promptly, and in any event no later than two Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

SECTION 7.14 Board Observation Rights.

(a) Holdings and the Subsidiaries shall permit up to two people representing the Lenders (the “Observers”) to attend and observe (but not vote) at all meetings of Holdings’ (or the Borrower’s or any Subsidiary’s, as applicable) board of directors or any committee thereof, whether in person, by telephone or otherwise as requested by any Observer. Holdings and the Subsidiaries shall notify the Observers in writing at least five Business Days in advance (or, if a shorter notice period is reasonably necessary given the circumstances, as soon as possible and in all circumstances at least 24 hours in advance) of (i) the date and time for each general or special meeting of any such board of directors or any committee thereof and (ii) the adoption of any resolutions or actions by any such board of directors or any committee thereof by written consent (describing, in reasonable detail, the nature and substance of such action). The general meetings of Holdings’ board of directors shall take place no less than three times per year. Holdings and the Subsidiaries shall concurrently deliver to the Observers all notices and any materials delivered to any such board of directors or any committee thereof in connection with a meeting or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. The Observers shall be free prior to such meeting or adoption by written consent to contact the applicable board of directors and/or committee and discuss the pending actions to be taken. As long as Holdings is listed on the NYSE American, New York Stock Exchange or any other stock exchange which requires that such board of directors or committees have the ability to exclude the Observers in order to be in compliance with applicable stock exchange rules and policies, any such board of directors or committee thereof may meet in executive session without the Observers present at any time. In the event that Holdings ceases to be listed on a stock exchange which requires, or the stock exchange on which Holdings is listed no longer requires, that such board of directors or committees have the ability to exclude the Observers in order to be in compliance with applicable stock exchange rules and policies, any such board of directors or committee thereof may meet in executive session without the Observers present to the extent such board of directors or committee determines in good faith that each of the issues to be discussed at such session is not appropriate to be discussed with the Observers because (i) such issue directly involves the Loan Documents and discussion thereof would result in a conflict of interest with the Lenders with respect thereto or (ii) the discussion of such issue in the presence of the Observers would result in the disclosure of trade secrets or the loss of attorney-client privilege. In the event Holdings or the Borrower excludes the Observers from any meeting or portion thereof or withholds any information or materials related thereto, Holdings and the Borrower shall promptly provide to the Observers a general description, which shall be true and correct in all material respects, of the matters discussed during such meeting or portion thereof at which the Observers were excluded and any such withheld information or materials.

(b) Holdings (or the Borrower or a Subsidiary, as applicable) shall pay the Observers’ reasonable out-of-pocket expenses (including the cost of travel, meals and lodging) in connection with the attendance of such meetings.

(c) Notwithstanding anything in this Section 7.14 to the contrary, in the event neither ROS nor any of its Affiliates is a Lender under this Agreement, the number of Observers pursuant to this Section 7.14 shall decrease from two people to one person.

SECTION 7.15 Warrants. Holdings shall issue, not later than April 5, 2019, (i) to ROS, a warrant to purchase 765,992 shares of common stock of Holdings and (ii) to Royalty Opportunities, a warrant to purchase 434,008 shares of common stock of Holdings, in each case, with an exercise price of $0.01 per share and an expiration date of ten years following the Restatement Date.

Article VIII

negativE COVENANTS

The Borrower, Holdings and the Subsidiaries each covenants and agrees with each Lender that until the Termination Date has occurred, it will perform or cause to be performed the obligations set forth below.

SECTION 8.1 Business Activities. None of Holdings, the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably related thereto.

SECTION 8.2 Indebtedness. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness existing as of the Restatement Date which is identified in Schedule 8.2(b), and extensions, renewals, refinancing or replacements of such Indebtedness in a principal amount not in excess of that which is outstanding on the Restatement Date (as such amount has been reduced following the Restatement Date);

(c) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $1,000,000;

(d) purchase money Indebtedness and Capitalized Lease Liabilities and extensions, renewals, refinancing or replacements thereof in an aggregate amount at any time outstanding not to exceed $2,000,000;

(e) Permitted Subordinated Indebtedness;

(f) Indebtedness of any Subsidiary, Holdings or the Borrower owing to Holdings, the Borrower or any Subsidiary; and

(g) other Indebtedness of Holdings, the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000.

provided that, no Indebtedness otherwise permitted by clauses (b), (e) or (g) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 8.3 Liens. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) Liens existing as of the Restatement Date and disclosed in Schedule 8.3(b) securing Indebtedness described in clause (b) of Section 8.2, and extensions, renewals, refinancing or replacements of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Restatement Date (as such Indebtedness may have been permanently reduced subsequent to the Restatement Date);

(c) Liens securing payment of Permitted Subordinated Indebtedness that are (i) subordinate to the Liens securing payment of the Obligations and all other Indebtedness owing from Holdings, the Borrower or the Subsidiaries to the Administrative Agent and the Lenders and (ii) subject to a written subordination agreement satisfactory to the Administrative Agent in its sole discretion;

(d) Liens securing Indebtedness of Holdings, the Borrower or the Subsidiaries permitted pursuant to Section 8.2(d) (provided that (i) such Liens shall be created within 180 days of the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed);

(e) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(g) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1.6;

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(i) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.4 Financial Covenants.

(a) Minimum Liquidity. At all times, the Liquidity shall not be less than $500,000. Holdings and its Subsidiaries incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof shall maintain an amount equal to the amount required under this Section 8.4(a), along with their other cash and Cash Equivalent Investments, in Controlled Accounts.

(b) Minimum Revenue Base. The Revenue Base for the periods set forth below shall not be less than the amounts set forth opposite such periods for the periods set forth below:

Testing Period	Minimum Revenue Base
Two Fiscal Quarters ended June 30, 2019	$30,000,000
Three Fiscal Quarters ended September 30, 2019	$45,000,000
Four Fiscal Quarters ended December 31, 2019	$60,000,000
Four Fiscal Quarters ended March 31, 2020	$61,000,000
Four Fiscal Quarters ended June 30, 2020	$62,000,000
Four Fiscal Quarters ended September 30, 2020	$63,000,000
Four Fiscal Quarters ended December 31, 2020	$64,000,000
Four Fiscal Quarters ended March 31, 2021	$64,500,000

SECTION 8.5 Investments. None of Holdings or any of its Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Restatement Date and identified in Schedule 8.5(a);

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by Holdings, the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) loans and advances to officers, directors, or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $500,000 at any time outstanding;

(g) Investments by Holdings, the Borrower or any Subsidiary in Holdings, the Borrower or any Subsidiary; and

(h) other Investments in an aggregate amount not to exceed $1,000,000 over the term of this Agreement;

provided that,

(i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(ii) no Investment otherwise permitted by clause (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 8.6 Restricted Payments, Etc. None of Holdings or any of its Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by the Borrower or Subsidiaries to Holdings, the Borrower or any Subsidiaries.

SECTION 8.7 Consolidation, Merger; Permitted Acquisitions, Etc. None of Holdings or any of its Subsidiaries will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except that, so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Subsidiary.

SECTION 8.8 Permitted Dispositions. None of Holdings or any of its Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or Subsidiaries) to any Person in one transaction or series of transactions, except:

(a) Dispositions of (i) inventory or obsolete, damaged, worn out or surplus property in the ordinary course of its business and (ii) cash and cash equivalents in payment of goods and services used in the ordinary course of its business;

(b) Dispositions permitted by Section 8.5, Section 8.6 and Section 8.7;

(c) Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly, and in any event within 60 days from the date of such Disposition, applied to the purchase price of such replacement property;

(e) Dispositions of property by Holdings or any of its Subsidiaries to Holdings or to a wholly-owned Subsidiary; and

(f) other Dispositions of assets with an aggregate fair market value not to exceed $1,000,000 over the term of this Agreement.

SECTION 8.9 Modification of Certain Agreements. None of Holdings or any of its Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (i) any Organic Documents of Holdings or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of the Administrative Agent or any Lender, (ii) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to the Administrative Agent or any Lender.

SECTION 8.10 Transactions with Affiliates. (a) Other than transactions with a Lender, none of Holdings or any of its Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to Holdings or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates and (ii) is of the kind which would be entered into by a reasonably prudent Person in its position with a Person that is not one of its Affiliates.

SECTION 8.11 Restrictive Agreements, Etc. None of Holdings or any of its Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of Holdings or any of its Subsidiaries to amend or otherwise modify any Loan Document or (iii) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower or Holdings, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (x) in any Loan Document or (y) in the case of clause (i), any agreement governing any Indebtedness permitted by clause (d) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness.

SECTION 8.12 Sale and Leaseback. None of Holdings or any of its Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 8.13 Product Agreements. None of Holdings or any its Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision which restricts or penalizes a security interest in, or the assignment of, any Product Agreements, upon the sale, merger or other disposition of all or a material portion of a Product to which such Product Agreement relates or (b) any other provision that has or is likely to adversely effect, in any material respect, any Product to which such agreement relates or to the Administrative Agent or any Lender’s rights hereunder.

SECTION 8.14 Change in Name, Location, Executive Office, or Executive Management; Change in Fiscal Year. None of Holdings or any of its Subsidiaries will (i) change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties without providing the Administrative Agent with at least 30 days’ prior written notice of such change, (ii) change its jurisdiction of organization or legal structure, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business, (iv) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days’ prior written notice to the Administrative Agent, (v) replace its chief executive officer or chief financial officer without written notification to the Administrative Agent within 30 days thereafter or (vi) change its Fiscal Year or any of its Fiscal Quarters.

SECTION 8.15 Benefit Plans. None of Holdings, the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings, the Borrower, any Subsidiary or any of their ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code to cease to be tax qualified, (iii) allow the assets of any tax qualified retirement plan to become invested in Capital Securities of Holdings, the Borrower or any Subsidiary or (iv) allow any employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings, the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable law.

SECTION 8.16 Holdings. Holdings shall not (i) engage in any activities (other than activities customarily carried out or required of a publicly-owned passive holding company, including the entry into customary and ordinary course insurance programs and agreements concerning the Capital Securities of Holdings), (ii) have any operations, own any assets (other than Capital Securities of the Borrower and Subsidiaries) or incur any liabilities (other than the Obligations under (or expressly permitted by) the Loan Documents) or (iii) be party to any contract or agreement, in each case other than (a) employment and employee benefit contracts, (b) customary contracts with accountants, lawyers and other advisors or (c) activities, operations, assets, liabilities, contracts and agreements that do not exceed, and would not reasonably be expected to result in liabilities to Holdings or any of its Subsidiaries that exceed, $500,000 individually or, with respect to any such activities, operations, assets, liabilities, contracts or agreements entered into or incurred after the Restatement Date, $1,000,000 in the aggregate.

Article IX

EVENTS OF DEFAULT

SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article IX shall constitute an “Event of Default”.

SECTION 9.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of any Loan or (ii) any interest on any Loan or any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of two Business Days after such amount was due.

SECTION 9.1.2 Breach of Warranty. Any representation or warranty made or deemed to be made by Holdings, the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 9.1.3 Non-Performance of Certain Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, Section 7.15 or Article VIII.

SECTION 9.1.4 Non-Performance of Other Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Administrative Agent or (ii) the date on which Holdings, the Borrower or any Subsidiary has knowledge of such default.

SECTION 9.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of Holdings, the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $1,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 9.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings, the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 45 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 9.1.7 Change in Control. Any Change in Control shall occur.

SECTION 9.1.8 Bankruptcy, Insolvency, Etc. Holdings, the Borrower, or any of the Subsidiaries shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Holdings, the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdings, the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 9.1.9 Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Holdings, the Borrower or any Subsidiary thereto; Holdings, the Borrower or any Subsidiary shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien other than due to the Administrative Agent’s failure to file any financing statement or continuation statement required to perfect such Lien.

SECTION 9.1.10 Key Permit Events. Any Key Permit or any of Holdings’, the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to Holdings, the Borrower or any Subsidiary in any material respect.

SECTION 9.1.11 Material Adverse Change. Any circumstance occurs that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.1.12 Key Person Event. If any of Kevin Brandt or Ron Berlin, or any replacement individual for any of the aforementioned individuals or such person’s subsequent replacement, ceases to be employed full time by Holdings and the Borrower and actively working, unless within 90 days after such individual ceases to be employed full time and actively working, Holdings or the Borrower hire a replacement for such individual approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.

SECTION 9.1.13 Regulatory Matters. If any of the following occurs: (i) the FDA, the EMA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization (including an assertion that a 361 Product fails to meet the criteria of 21 C.F.R. 1271.10) or (B) initiates enforcement action against, or issues a warning letter with respect to, Holdings, the Borrower or any of the Subsidiaries, or any of their Products or the manufacturing facilities therefor, that causes Holdings, the Borrower or such Subsidiary to discontinue marketing or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay could reasonably be expected to last for more than three months; (ii) a recall which could reasonably be expected to result in liability to Holdings, the Borrower and the Subsidiaries in excess of $500,000; or (iii) Holdings, the Borrower or any of the Subsidiaries enters into a settlement agreement with the FDA, the EMA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $500,000.

SECTION 9.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.8 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.8) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

Article X
THe Administrative agent

SECTION 10.1 Administrative Agent; Actions, Etc.

SECTION 10.1.1 Appointments. The parties hereto agree as follows:

(a) Each Lender hereby appoints ROS as the administrative agent (the “Administrative Agent”) for the Lenders and for purposes of this Agreement and each other Loan Document, and the Borrower acknowledges and consents to such appointment. Each Lender authorizes the Administrative Agent to act on its behalf under this Agreement and each other Loan Document and to exercise such powers hereunder and thereunder as are specifically delegated to it or required of it by the terms hereof and thereof or as directed from time to time by the Lenders, together with such powers as may be incidental thereto (including the prosecution and defense of claims for and on behalf of the Lenders, the enforcement of rights and remedies, including foreclosure in respect of collateral, Liens and claims, the waiver of Defaults or obligations of the Borrower, the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents and the delivery of notices, etc. to the Borrower); provided, however, that in no event may the Administrative Agent take any action on behalf of any Lender that, pursuant to Section 11.1, requires the express individual consent of such Lender, unless such Lender has so consented.

(b) For purposes of this Agreement and the other Loan Documents, the Administrative Agent may act as the “Collateral Agent”, “Security Agent”, “Documentation Agent” or in any similar capacity as the Lenders may determine to be necessary to protect the Lenders’ interests under or pursuant to the Loan Documents or otherwise.

(c) Solely with respect to actions or omissions of the Administrative Agent acting in its capacity as the Administrative Agent, the Borrower hereby indemnifies (which indemnity shall survive any termination of this Agreement) and holds harmless the Administrative Agent from and against any and all obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent under or pursuant to this Agreement or any other Loan Document by any Person (including attorneys’ fees), except for any such obligation, losses, damages, claims or expenses resulting from the wilful misconduct or gross negligence of the Administrative Agent, as determined in a final non-appealable judgment by a court of competent jurisdiction.

(d) Solely with respect to actions or omissions of the Administrative Agent acting in its capacity as the Administrative Agent and solely to the extent that the Administrative Agent is not reimbursed by the Borrower pursuant to clause (b) above, each Lender (acting in its respective capacity as a Lender) hereby indemnifies (which indemnity shall survive any termination of this Agreement) and holds harmless the Administrative Agent, pro rata according to such Lender’s Proportionate Share, from and against any and all obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent under or pursuant to this Agreement or any other Loan Document by any Person (including attorneys’ fees).

(e) The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.1.2 Funding, Etc. In no event shall the Administrative Agent (acting in its capacity as the Administrative Agent) be liable or responsible for funding or advancing any obligation of any Lender or other Person owed or payable under or in connection with this Agreement, including in respect of any claims, damages, reimbursements, indemnities or otherwise.

SECTION 10.1.3 Exculpation. Neither ROS nor any of its directors, officers, employees, agents or Affiliates shall be liable to any Person for any action taken or omitted to be taken by it, whether in its capacity as (or in connection with its capacity as) the Administrative Agent under or in connection with any Loan Document, except for its own wilful misconduct or gross negligence, nor shall it be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Guarantor of its Obligations. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 10.1.4 Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all the Lenders. If the Administrative Agent at any time shall resign, the Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder, provided that, so long as no Event of Default shall exist, the Borrower’s consent to such successor shall be required (such consent not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be one of the Lenders (if such Lender consents to such appointment) or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

SECTION 10.1.5 Loans, Etc. by ROS. ROS shall have the same rights and powers with respect to the Loans and other Obligations owing to it under or pursuant to the Loan Documents as any other Lender and may exercise all its rights and powers in respect thereof as if it were not the Administrative Agent. ROS and its Affiliates may generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of Holdings or any other Person (whether or not an Affiliate of Holdings or any other Person party hereto or to any other Loan Document) as if ROS was not the Administrative Agent hereunder. Without limiting the foregoing, no Person acting as the Administrative Agent hereunder shall have any fiduciary duty of any sort to the Borrower, any of its Subsidiaries or Affiliates, or to any other Person, merely as a result of its actions or involvement as the Administrative Agent. The Borrower, for itself and each of its Subsidiaries and Affiliates, hereby expressly waives to the fullest extent possible any claim (and any right to assert any claim) against the Administrative Agent (or Person acting as the Administrative Agent) or any of its Affiliates asserting that such acts or involvement of the Administrative Agent (or Person acting as the Administrative Agent) breaches any fiduciary or other duty or obligation owed to the Borrower or any of its Subsidiaries or Affiliates, or asserting that any such acts or involvement constitutes a conflict of interest by such Administrative Agent (or Person acting as the Administrative Agent) or any of its Affiliates with respect to the Borrower or any of its Subsidiaries or Affiliates.

SECTION 10.1.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its portion of the Loans. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 10.1.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 10.1.8 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Lenders, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

SECTION 10.1.9 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by the Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all the Lenders.

SECTION 10.2 Administrative Agent Appointed Attorney-in-Fact. Each Lender hereby irrevocably authorizes, constitutes and appoints the Administrative Agent as its true and lawful attorney-in-fact, with full power and authority, in the place and stead of such Lender and in the name of such Lender or otherwise, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable in connection with any Loan Document (but subject to the terms of such Loan Document), including any Security Agreement or the security interests created and the collateral pledged thereunder, including without limitation:

(a) to execute and deliver for and on its behalf any Loan Documents or other agreements, instruments any notices related thereto or to the security interests created thereunder;

(b) to execute and deliver any other agreements or other instruments relating to any Loan Documents that are required to be delivered on the Restatement Date; and

(c) to take any and all other actions and measures on behalf of such Lender which the Administrative Agent deems necessary or appropriate in connection with this Agreement, the Security Agreement, the collateral pledged under such Security Agreement, and the other Loan Documents, in each case in order to consummate the transactions contemplated hereby and thereby in such manner as described therein.

Each Lender hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 10.2 is irrevocable and coupled with an interest.

SECTION 10.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Article XI

MISCELLANEOUS PROVISIONS

SECTION 11.1 Waivers, Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Administrative Agent (acting on behalf of the Lenders) and the Borrower.

No failure or delay on the part of any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Holdings, the Borrower or any of the Subsidiaries in any case shall entitle it or any of them to any notice or demand in similar or other circumstances. No waiver or approval by any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 11.2 Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or a Lender, to the applicable Person at its address or facsimile number set forth on Schedule 11.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

SECTION 11.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Administrative Agent and each Lender, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent or any such Lender) in connection with:

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Restatement Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Administrative Agent or any Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to hold the Administrative Agent and each Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Administrative Agent and each Lender) incurred by the Administrative Agent and each Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Administrative Agent and each Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Administrative Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including, without limitation, Indemnified Liabilities arising out of or relating to (i) the entering into and performance of its obligations under any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lenders pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Indemnified Party shall have a right to indemnification for Indemnified Liabilities resulting from its wilful misconduct or gross negligence, as determined in a final non-appealable judgment by a court of competent jurisdiction.

SECTION 11.5 Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 11.3 and Section 11.4, shall in each case survive any assignment by any Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 11.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 11.8 Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and the Lenders, shall have been received by the Administrative Agent. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents (including this Agreement) constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of the Administrative Agent; provided  further that, unless an Event of Default has occurred and is continuing, no Lender may assign or otherwise transfer its rights or obligations hereunder (i) in an aggregate principal amount less than $1,000,000, other than to an Affiliate of a Lender, and (ii) to any industry competitor of Holdings or its Subsidiaries.

SECTION 11.11 Other Transactions. Nothing contained herein shall preclude any Lender, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 11.13 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE LOAN DOCUMENTS.

SECTION 11.14 Confidentiality. Subject to the provisions of Section 11.15, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Receiving Party in the performance of such Receiving Party’s obligations or in the exercise of such Receiving Party’s rights hereunder and who are subject to reasonable obligations of confidentiality (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, ROS may disclose this Agreement and the terms and conditions hereof and any information related hereto to (i) its Affiliates, (ii) potential and actual permitted assignees of any of ROS’ rights hereunder (including the right to receive any payments hereunder) and (iii) potential and actual investors in, or lenders to, ROS (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that each such recipient shall be subject to reasonable obligations of confidentiality.

SECTION 11.15 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);

(b) that is received from a third party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such third party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to third parties by the Disclosing Party without restriction on disclosure;

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without the use of Confidential Information; or

(f) that is, in the opinion of counsel to the Receiving Party, required to be disclosed pursuant to Law or Judgment binding upon the Receiving Party or pursuant to the requirement or request of any Governmental Authority; provided that, unless otherwise prohibited by Law, the Receiving Party shall notify the Disclosing Party of such disclosure prior thereto and the Receiving Party shall use its commercially reasonable best efforts (i) to limit the Confidential Information being disclosed to the extent possible and (ii) to require the Person receiving such Confidential Information to agree to be subject to confidentiality obligations that are substantially similar to the obligations set forth herein or, if not practicable, such other confidentiality obligations as may be reasonably practicable.

SECTION 11.16 Remedies. Each party hereto agrees that the unauthorized disclosure of any Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of Sections 11.14 or 11.15 hereof, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages or posting any bond, as well as any other relief permitted by applicable Law.

SECTION 11.17 Waiver and Release. TO INDUCE THE ADMINISTRATIVE AGENT AND THE LENDERS TO AGREE TO THE TERMS OF THIS AGREEMENT, THE BORROWER, THE ADDITIONAL DELAYED DRAW BORROWER, THE GUARANTORS AND THEIR AFFILIATES (COLLECTIVELY, THE RELEASING PARTIES”) REPRESENT AND WARRANT THAT AS OF THE DATE HEREOF THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO THEIR OBLIGATIONS UNDER THE LOAN DOCUMENTS AND IN ACCORDANCE THEREWITH THEY:

(a) WAIVE ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF; AND

(b) FOREVER RELEASE, RELIEVE, AND DISCHARGE THE ADMINISTRATIVE AGENT, THE LENDERS, THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, PREDECESSORS, SUCCESSORS, ASSIGNS, ATTORNEYS, ACCOUNTANTS, AGENTS, EMPLOYEES, AND REPRESENTATIVES (COLLECTIVELY, THE “RELEASED PARTIES”), AND EACH OF THEM, FROM ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, CAUSES OF ACTION, DEBTS, OBLIGATIONS, PROMISES, ACTS, AGREEMENTS, AND DAMAGES, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, MATURED OR UNMATURED, WHETHER AT LAW OR IN EQUITY, WHICH THE RELEASING PARTIES EVER HAD, NOW HAVE, OR MAY, SHALL, OR CAN HEREAFTER HAVE, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY BASED UPON, CONNECTED WITH, OR RELATED TO MATTERS, THINGS, ACTS, CONDUCT, AND/OR OMISSIONS AT ANY TIME FROM THE BEGINNING OF THE WORLD THROUGH AND INCLUDING THE DATE HEREOF, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS AGAINST THE RELEASED PARTIES ARISING UNDER OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

(c) IN CONNECTION WITH THE RELEASE CONTAINED HEREIN, THE RELEASING PARTIES ACKNOWLEDGE THAT THEY ARE AWARE THAT THEY MAY HEREAFTER DISCOVER CLAIMS PRESENTLY UNKNOWN OR UNSUSPECTED, OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH THEY KNOW OR BELIEVE TO BE TRUE, WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT IS THE INTENTION OF THE RELEASING PARTIES, THROUGH THIS AGREEMENT AND WITH ADVICE OF COUNSEL, FULLY, FINALLY, AND FOREVER TO RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATED THERETO, WHICH DO NOW EXIST, OR HERETOFORE HAVE EXISTED. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES HEREIN GIVEN SHALL BE AND REMAIN IN EFFECT AS A FULL AND COMPLETE RELEASE OR WITHDRAWAL OF SUCH MATTERS NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY SUCH ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATED THERETO.

(d) THE RELEASING PARTIES COVENANT AND AGREE NOT TO BRING ANY CLAIM, ACTION, SUIT, OR PROCEEDING AGAINST THE RELEASED PARTIES, DIRECTLY OR INDIRECTLY, REGARDING OR RELATED IN ANY MANNER TO THE MATTERS RELEASED HEREBY, AND FURTHER COVENANT AND AGREE THAT THIS AGREEMENT IS A BAR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

(e) THE RELEASING PARTIES REPRESENT AND WARRANT TO THE RELEASED PARTIES THAT THEY HAVE NOT HERETOFORE ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY ANY CLAIMS OR OTHER MATTERS HEREIN RELEASED.

SECTION 11.18 Amendment and Restatement of Existing Credit Agreement. Effective upon satisfaction of all of the conditions precedent set forth in Section 5.1:

(a) this Agreement shall be deemed to amend and restate in its entirety the Existing Credit Agreement, the Existing Credit Agreement shall be superseded and replaced in its entirety by this Agreement and the Continuing Loans shall be deemed to be outstanding under this Agreement; provided that nothing in this Agreement shall be deemed to be a repayment or novation of any indebtedness or other Obligations (including the Continuing Loans), or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or Obligations or any rights of the Administrative Agent or the Lenders against any guarantor, surety or other party primarily or secondarily liable for such indebtedness or Obligations; and

(b) this Agreement shall be deemed to be the “Credit Agreement” for purposes of references thereto in the other Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BACTERIN INTERNATIONAL, INC., as the Borrower

By:	/s/ Greg Jensen
Name:	Greg Jensen
Title:	Chief Financial Officer

XTANT MEDICAL HOLDINGS, INC., as a Guarantor

By:	/s/ Greg Jensen
Name:	Greg Jensen
Title:	Interim Chief Financial Officer

X-SPINE SYSTEMS, INC., as a Guarantor and the Additional Delayed Draw Borrower

By:	/s/ Greg Jensen
Name:	Greg Jensen
Title:	Chief Financial Officer

XTANT MEDICAL, INC., as a Guarantor

By:	/s/ Greg Jensen
Name:	Greg Jensen
Title:	Chief Financial Officer

Signature Page to Second Amended And Restated Credit Agreement

ROS Acquisition Offshore LP, as the Administrative Agent and as a Lender

By	OrbiMed Advisors LLC, solely in its
capacity as Investment Manager

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Title: Member

ORBIMED ROYALTY OPPORTUNITIES II, LP, as a Lender

By	OrbiMed ROF II LLC,
its General Partner

By	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Title:	Member

Signature Page to Second Amended And Restated Credit Agreement